                                                                    Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE
CONTACT:

Richard Soloway, President                Stephen D. Axelrod, CFA
Kevin S. Buchel, Senior VP                Andria Arena (Media)
NAPCO SECURITY SYSTEMS, INC.              WOLFE AXELROD WEINBERGER ASSOC. LLC
(631) 842-9400 ext. 120                   (212) 370-4500; (212) 370-4505 fax
                                          steve@wolfeaxelrod.com


     NAPCO DISCLAIMS STATEMENT IN BUSINESS WEEK'S INSIDE WALL STREET COLUMN

MAY 28, 2004 AMITYVILLE, NY, NAPCO SECURITY SYSTEMS, INC. (NASDAQ:NSSC) noted that the current June 7, 2004 Business Week Inside Wall Street column discussing NAPCO Security Systems, Inc. has erroneously ascribed the following statement about ADT's SafeWatch EZ(TM) to Mr. Richard Soloway, CEO of NAPCO stating, "in two years, EZ will be installed in 50% of that volume." That statement was supposedly made in response to the statement that ADT installs 600,000 security systems a year.

While Mr. Soloway believes that SafeWatch EZ(TM) will be a promising product for ADT and NAPCO, he made no such statement and at this time cannot make any estimate of the number of units that will be sold.

                        ---------------------------------

NAPCO SECURITY SYSTEMS, INC. is one of the world's leading manufacturers of technologically advanced electronic security equipment including burglary and fire alarm systems, access control products and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control systems. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $25 billion.


For more information on NAPCO and its subsidiaries, please visit the Company's web site at: www.napcosecurity.com.


This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

                                       ###